EXHIBIT 21

SUBSIDIARIES

1. 2. 3. 4. 5. 6. 7. 8. 9. 10. 11. 12. 13. 14. 15. 16. 17. 18. 19. 20.	Dendrite Andes (Ecuador)
Dendrite Belgium S.A. (Belgium)
Dendrite Brasil LTDA (Brazil)
Dendrite Canada Company (Nova Scotia,Canada)
Dendrite Colombia LTDA (Colombia)
Dendrite Deutschland GMBH (Germany)
Dendrite France S.A. (France)
Dendrite Hungary Software Services, Inc. (Hungary)
Dendrite International, Inc. (New Jersey)
Dendrite Italia, S.R.I. (Italy)
Dendrite Japan K.K. (Japan)
Dendrite Mexico (Mexico)
Dendrite Netherlands, B.V. (Netherlands)
Dendrite New Zealand Ltd. (New Zealand)
Dendrite Portugal (Portugal)
Dendrite Pty. Ltd. (Australia)
Dendrite U.K. Ltd.(United Kingdom)
Fremantle Financial Services, Inc. (Delaware)
Sydney Software, Inc. (Delaware)
Tasmania Resource, Inc. (Delaware)